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                                                                     Exhibit 3.2



                            CERTIFICATE OF AMENDMENT
                                       TO
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                            THERMO VISION CORPORATION

                         Pursuant to Section 242 of the
                    Corporation Law of The State of Delaware
                    ----------------------------------------


     THERMO VISION CORPORATION (hereinafter called the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "General Corporation Law"), does hereby certify as follows:

     The Board of Directors of the Corporation, pursuant to written action in lieu of a meeting, duly adopted resolutions, pursuant to Sections 141(f) and 242 of the General Corporation Law, setting forth an amendment to the Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment by written consent in accordance with Sections 228(a) and 242 of the General Corporation Law, and written notice of such consent has been given to all stockholders who have not consented in writing to said amendment. The resolutions setting forth the amendment are as follows:

RESOLVED:      That Article FOURTH of the Amended and Restated Certificate of
               Incorporation of the Corporation be and hereby is deleted in its entirety and the following new Article FOURTH shall be inserted in lieu thereof:

               "FOURTH: (a) The total number of shares of capital stock which the Corporation shall have the authority to issue is fifty million (50,000,000), and the par value of each of such shares is



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               one cent ($.01), amounting in the aggregate to five hundred thousand dollars ($500,000) of capital stock.

                    (b) All shares of capital stock of the Corporation issued by the Corporation upon or before occurrence of the dividend (the "Distribution") of such shares of capital stock by Thermo Optek Corporation, a Delaware corporation, to its shareholders (the "Restricted Shares") shall be subject to the following restriction:

               The holder shall not sell, assign, transfer, pledge, hypothecate or otherwise dispose of, by operation of law or otherwise, any Restricted Shares (except that (i) Thermo Optek Corporation may distribute the Restricted Shares to its shareholders in the Distribution and (ii) the Corporation's Distribution agent may sell fractions of Restricted Shares in order to provide shareholders of Thermo Optek Corporation with cash in lieu of fractional Restricted Shares in the Distribution), until the sooner to occur of (i) 60 days following the date of execution of an underwriting agreement in connection with the Corporation's initial underwritten public offering following the date on which the Registration Statement with respect to such offering is declared effective by the Securities and Exchange Commission or
               (ii) March 1, 1998 (the "Transfer Restriction").

               For purposes of clarifying the scope of the Transfer Restriction, all shares of capital stock of the Corporation issued by the Corporation after the Distribution shall not be subject to the Transfer Restriction."

     IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed and this Certificate of Amendment to the Certificate of Incorporation, as amended, to be signed by Sandra L. Lambert, its Secretary, on this the ___ day of ___________________, 1997.

                                           THERMO VISION CORPORATION


                                           By:_______________________________
                                              Sandra L. Lambert, Secretary





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